Exhibit 10.32

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is made and entered into January 1st, 2021 (“Effective Date”), by and between Surge Pays, Inc., whose principal place of business is 3124 Brother Blvd., Suite 104 Bartlett, TN 38133 (“Company”), and Glass Mountain BPO, whose principal place of business is Boulevard Orden de Malta y Calle Conchagua Poniente, Edificio 123 Santa Elena, La Libertad, El Salvador (“Vendor”). Company and Vendor may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Vendor provides various professional services to the call center industry;

WHEREAS, Company provides Customer Service, QA Monitored calls, Custom Scripting, Skill Based Routing, Live Chat, Email and SMS support, Marketing and Sales campaigns, Security and Software Development, Project Management, Business Intelligence, Sales Team Support, Merchant Support and ISO Support (“Clients”);

WHEREAS, Company desires to engage Vendor to provide comprehensive services on inbound/outbound customer service calls, email, chat and texting services, development and infrastructure support, social media and general support (the “Services”).

WHEREAS, Vendor wishes to provide such Services upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained, the Parties agree as follows:

1. Agreement Structure.

(a) This Agreement. This Agreement consists of (i) these terms, (ii) the Surge Pays, Inc Additional Terms and Conditions attached hereto as Exhibit A (the “Additional Terms”), (iii) the business associate agreement attached hereto as Exhibit B (the “BAA”), (iv) the non-disclosure agreement attached hereto as Exhibit C (the “NDA”), (v) Intermountain Flow Down Terms attached hereto as Exhibit D (the “Intermountain Flow Down”), (vi) any statements of work having been signed by the parties and either attached hereto (in Exhibit E) or referencing this Agreement (each an “SOW” and collectively “SOWs”), and any other exhibits attached hereto (each an “Exhibit”), all of which are incorporated by reference herein and made a part hereof. The parties hereto agree as follows: (i) that Company shall continue to utilized its existing contracted services outside the of the continental United States of America pursuant to any agreements entered into prior to December 31, 2020; and (ii) Company may only enter into additional arrangements or contracts for services outside the of the continental United States of America at such time as an additional SOW is agreed to with Vendor, so long as such contract for services with an additional vendor or provider is for no more than ten percent (10%) of the number of agents or employees employed on the corresponding SOW entered into with Vendor at the time (“Additional Contract”) (for example, if Vendor and Company agree to a SOW for 100 employees on June 1, Company may contract for 10 employees from another vendor for the same amount of time); and (iii) in the event that any SOW is terminated, any corresponding Additional Contract must also be terminated by Company.

(b) SOW. Vendor will perform and deliver Services under each SOW in accordance with the specifications and requirements as set forth in such SOW and this Agreement. Company will have no obligation with respect to any draft SOW unless and until it is executed by Company.

2. Scope of Services. The scope of Services will be set forth in each SOW.

(a)	Descriptions of Customer Service Operations. Vendor agrees to provide comprehensive services on inbound/outbound customer service calls, email, chat and texting services, development and infrastructure support, social media and general support.

(b)	Duties and Responsibilities.

i.	Communicate directly with customers either by telephone, electronically or chats.
ii.	Respond promptly to customer inquiries.
iii.	Handle and facilitate the resolution of consumer complaints.
iv.	Obtain and evaluate relevant information to handle consumer service inquiries.
v.	Organize workflow to meet client timeframes.
vi.	Direct requests and unresolved issues to the designated resource.
vii.	Keep records of consumer interactions and transactions.
viii.	Record details of inquiries, comments and complaints.
ix.	Record details of actions taken.
x.	Maintain communication databases.
xi.	Communicate and coordinate with internal departments.
xii.	Follow up on consumer interactions upon request.

3. Duties of Company

(a) General. Company will cooperate with Vendor to facilitate the provision of Services in accordance with this Agreement.

4. Electronic Data Interface/Exchange Access. The Parties agree to cooperate to establish any and all file exchange interfaces reasonably necessary to the Services in accordance with this Agreement and each SOW.

5. Payment Terms. “Fees” for Vendor Services will be specified in the SOW and Company will pay Vendor in accordance with the applicable SOW.

(a)	Company will pay the Fees due to Vendor on an undisputed invoice in U.S. dollars within thirty (30) days after the date the invoice is received by Company.

(b)	Vendor shall invoice Company separately for each SOW.

(c)	Vendor shall assess and collect from Company any taxes applicable to the Services and itemize such taxes on the applicable invoice.

6. Subcontractors. Vendor may only utilize subcontractors in accordance with Section I of the Additional Terms.

7. Term and Termination.

(a) This Statement of Work shall commence on the Effective Date and have a term of 36 months. Notwithstanding anything to the contrary in the Agreement, Company shall have the right to terminate this Statement of Work for any reason by providing ninety (90) days prior written notice to Vendor and by paying 75% of the balance due for the remaining term of the SOW at the time of the termination.

I. DRBC Service Level Agreement.

In the event of a BC Incident, the Vendor agrees to comply with the obligations set forth in the Service Level Agreement attached hereto as Attachment B (the “DRBC SLA”).

8. Confidentiality. Each Party acknowledges and agrees that that certain NDA dated as of January 1, 2020, between Company and Vendor shall govern the Parties’ treatment and use of any non-public information provided to or discovered by the Parties’ in the course of this Agreement, and all such information shall be considered Confidential Information as that term is defined in the NDA.

9. Business Associate Agreement. In compliance with their respective legal duties regarding the privacy and security of January 1st, 2021 that term is defined in that certain BAA between the Parties dated as of January 1st 2021 the Parties agree to the obligations and terms set forth in the BAA. To the extent the terms in this Agreement conflict with those in the BAA with respect to Protected Health Information, the BAA will control.

10. Additional Terms. Vendor shall perform and comply with the terms and conditions set forth in the Additional Terms. In the event of a conflict between the Additional Terms and this Agreement, the Additional Terms will control.

11. Intermountain Flow Down Terms. Vendor shall perform and comply with the terms and conditions set forth in the Intermountain Flow Down. In the event of a conflict between the Intermountain Flow Down and this Agreement, the Intermountain Flow Down will control.

12. Representations. Vendor represents and warrants that all Services to be performed under this Agreement will be performed in a good and workmanlike fashion, in accordance with law, and will fully comply with industry standards. Vendor shall immediately notify Company if Vendor has reason to believe or becomes aware of any suspected violation of the foregoing.

13. Independent Contractor. The Parties agree that Vendor is an independent contractor and neither the Vendor, nor any of its Vendor Personnel (as that term is defined in the Additional Terms), shall be considered an employee, agent, or partner of the Company. Vendor agrees, at its own expense, to be solely responsible for compliance with all federal, state and local laws, rules, regulations, and ordinances that apply to Vendor’s employment status or Vendor’s employment relationship with others.

14. No Publicity. In no event shall either Party issues a press release or make any statement to the general public concerning the subject matter hereof without the express prior written consent of the other, except for any release or announcement that may be required by law or the rules and regulations of any exchange on which the securities of a party are listed, traded or qualified for trading.

15. Indemnification. Vendor will indemnify, defend and hold Company and its affiliates, officers, directors, employees, and agents harmless from any claims, actions, damages, losses, or liabilities (including reasonable attorneys’ fees and any costs of enforcement of this provision) arising out of or related to: (i) any gross negligence or willful misconduct of Vendor, its Vendor Personnel or its Vendor Subcontractors (as that term is defined in Section I of the Additional Terms) or any of their employees, personnel or agents while performing Services hereunder; (ii) Vendor’s breach of this Agreement, including the Additional Terms, the NDA or the BAA; or (iii) any claims of infringement, misappropriation, or other violations of any intellectual property rights based upon the Services. Company agrees to notify Vendor promptly of any matters in respect of which the foregoing indemnity may apply and of which the Company has knowledge. No settlement of a claim that involves a remedy other than the payment of money by Vendor shall be entered into without the consent of Company, which consent will not be unreasonably withheld.

16. Governing Law. This Agreement shall be governed by, construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of Illinois, without reference to the principles of conflicts of law. The Parties agree that all actions and proceedings arising out of or related to this Agreement shall be brought only in a state or federal court located in Cook County, Illinois, and the Parties hereby consent to such venue and to the jurisdiction of such courts over the subject matter of such proceeding and themselves.

17. Dispute Resolution. Except as set forth below, all disputes and claims of any nature arising out of or in any manner relating to this Agreement (including, without limitation, disputes initiated by or relating to either Party’s affiliates, or any of their respective officers, directors, partners, members, employees or agents, including all statutory, contractual and common law claims and employment discrimination claims), and any disputes concerning the validity, enforceability or applicability of this Agreement to any particular dispute or claim, will be submitted exclusively first to mandatory mediation and, if unsuccessful, to mandatory binding arbitration in Chicago, Illinois or another agreed-upon location, under the American Arbitration Association or other agreed upon commercial arbitration rules and mediation procedures. Notwithstanding anything to the contrary contained herein, Company may elect, at its option, to have any dispute or claim resolved in court, rather than arbitration, in accordance with the terms of this Agreement by providing written notice of its election to Vendor within ten (10) days after the mediation conference. Either Party may seek and obtain from a court any injunctive or equitable relief necessary to maintain (and/or to restore) the status quo or to prevent the possibility of irreversible or irreparable harm pending final resolution of mediation, arbitration or court proceedings, as applicable. Company may bring an action in court to compel arbitration under this Agreement and either Party may bring an action in court to enforce an arbitration award. The Parties expressly waive any right to a trial by jury on all disputes and claims related to this Agreement.

18. Notices. All notices relating to this Agreement shall be given in writing either by actual delivery of the notice to the Party entitled to the notice or by mailing the notice by registered or certified mail, return receipt requested, in which case the notice shall be deemed to be given on the date following the postmarked date of its mailing. If a notice is so mailed, it shall be addressed as follows: (a) if to the Company, Surge Pays, Inc., 3124 Brother Blvd., Suite 104 Bartlett, TN 38133; and (b) if to the Vendor, to its principal office or business address, as disclosed in the Company’s engagement records. Any Party hereto may change the address to which each such notice shall be so mailed by giving written notice to the other Party hereto of such new address.

19. Binding Agreement. This Agreement shall be binding upon the Parties, their respective heirs, successors, personal representatives and assigns; provided, however, that Vendor may not assign any of Vendor’s obligations or duties hereunder. This Agreement shall inure to the benefit of any successor or assign of the Company, whether by merger, consolidation, sale of assets or otherwise.

20. Entire Agreement. This Agreement, the Additional Terms, the BAA, the NDA, the Intermountain Flow Down and any other Exhibits, attachments or appendices attached hereto or referred to herein, and any SOWs embody the entire agreement of the Parties respecting the matters within its scope and may be modified only in a writing signed by both Parties. This Agreement terminates and supersedes any and all prior agreements and understanding between the Parties with respect to the subject matter hereof. Nothing herein shall be deemed to preclude Company from retaining the services of other persons or entities undertaking the same or similar services as those provided by Vendor.

21. Conflicts. Should any conflict or inconsistency arise between the application or interpretation of the terms of this Agreement, the following order of precedence shall be followed in resolving any conflicts among the terms: (i) to the extent applicable, the Business Associate Agreement; (ii) second, the Additional Terms and the Intermountain Flow Down, as applicable; (iii) third, the terms of this Master Services Agreement; and (iv) fourth, the terms of the applicable SOW; provided in the event the Parties explicitly acknowledge that a term(s) in a SOW creates a conflict with a term(s) in this Agreement and agree that the SOW Term(s) shall govern, the conflicting term(s) will govern as it applies to such SOW. The terms and conditions of this Agreement shall apply to any SOW executed by the Parties.

22. Severability. Except as otherwise provided herein, if any provision(s) of this Agreement are deemed unenforceable by any authorized adjudicative body, those provisions shall be severed and the intent of the Parties shall be upheld.

23. Counterparts. This Agreement may be executed in counterparts, including signatures sent via facsimile or electronic transmission in portable document format (pdf), each of which shall constitute an original, but both of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

VENDOR: Glass Mountain BPO, S.A. de C.V.

By:
Name:	Allana Rodriguez
Title:	General Manager/Legal Representative
Date:

Surge Pays, Inc

By:
Name:	David Ansani
Title:	Chief Legal Officer
Date: